ARTICLE 8
CONDUCT OF BUSINESS BY TENANT
8.1. Use of Premises.
A. The Premises shall be occupied and used by Tenant solely for use as an indoor kart racing track, two table-service restaurants (excluding fast food), one of which will be a sports bar, a merchandising area for the sale of karting and/or racing related items, sale of George Forman
Gear and banqueting facilities. Other uses or activities (such as administrative offices) in support of the foregoing uses shall be allowed.
At Tenant's election and with Landlord's prior approval of all plans, an arcade area may be included in the Phase II Area. No video or arcade games will be located in the Phase I Area unless such use is incidental to Tenant's primary kart racing use. If an arcade is located in the Phase
I Area, then Tenant shall only install games that are directly related to Tenant's primary business (i.e. - race car or motorcycle video games).
No other use shall be permitted without the consent of Landlord. Provided Tenant obtains and maintains all necessary governmental permits and approvals and Tenant carries the liquor liability insurance described in
Article 9, Tenant shall be permitted to maintain several service bars for the sale of alcoholic beverages, but only for on premises consumption. Landlord shall have the right to limit the menu items that Tenant sells to those commonly sold in similar restaurants. Nothing contained in this Lease shall prohibit Landlord from selling similar items in any of its restaurants except for "signature items" as agreed to by Tenant and Landlord. Landlord shall have the right to place gaming devices in the Premises. Tenant shall have the right to consent to the location of such gaming devices, which consent will not be unreasonably withheld or delayed. No gaming devices will be allowed except those owned, controlled and operated by Landlord or its affiliates. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose.
Except as set forth in B below, this Lease does not grant any exclusive use rights to Tenant and in no event shall this Lease grant any exclusive use rights with respect to any portion of the Center, other than the Premises described in Section 2.1, or with respect to any merchandise currently or in the future sold at any store located in the Center.
B. Tenant agrees not to build, operate, manage, or be an investor in Another karting operation within a 30-mile radius of the Premises and Landlord agrees not to build, invest or manage another karting operation within a 30- mile radius of the Premises. Tenant and Landlord may modify this section at any time by written mutual agreement without voiding any other part of this lease.
C. Without limiting the effectiveness of the other provisions of this Lease limiting the permitted use of the Premises, in no event shall the Premises be used (whether by Tenant or any permitted assignee, subtenant or other occupant of the Premises) for (a) any sundries store which sells film, newspapers and magazines, racing forms, cigarettes and cigars, standard candy items, drugstore sundries, sunglasses, package alcohol, Stratosphere logo items, marital aids, women's nylons and gaming guidebooks, or any combination of more than one of the foregoing items (other than film),
(b) a hair salon or spa specializing in hair and nail care, massage and body care as its primary business in Phase I and Phase II of the Center, (c) if hair and nail care products are sold, no more than twenty (20%) percent of Tenant's products may consist of hair or nail care products, (d) a fast food hamburger restaurant of a similar nature to McDonalds, Burger King, Wendy's, In and Out Burger or Carl's Jr., (e) video or arcade games within Phase I of the Center unless such installation is incidental to the business of the Tenant and not its primary business, (f) the operation of a daiquiri bar, provided however that Tenant shall be permitted to sell daiquiris as an incidental portion (10% or less of total gross sales) of its karting and food and beverage business, or (g) in violation of any exclusive rights granted to other tenants of the Center.
D. Landlord agrees to use reasonable commercial efforts to provide food
For banquets to be held by Tenant. Food shall be charged at Landlord's cost plus 15%. Written requests for food service shall be made to Landlord at least ten (10) days in advance of the event and Landlord shall accept or reject such request within three (3) days. Such service shall be provided on such other terms and conditions as are mutually acceptable to the parties. Landlord shall have no liability to Tenant if Landlord fails to accept orders for food service requested by Tenant. However, in such case, Tenant shall have the right to order food service from outside catering.
8.2. Prompt Occupancy and Use.
Tenant will occupy the Premises upon the Commencement Date and Thereafter continuously operate and conduct in one hundred percent (100%) of the Premises during each hour of the entire Lease Term when Tenant is required under this Lease to be open for business the business permitted under Section 8.1 hereof, with a full staff and full stock of merchandise, using only such minor portions of the Premises for storage and office purposes as are reasonably required. Tenant shall operate the Premises seven (7) days a week, for a weekly average of ten (10) hours per day during such hours as Landlord and Tenant shall agree. Should Tenant cease continuously operating the Premises as required hereunder (except for reasonable periods for repair, renovation or restoration or circumstances beyond its control), Tenant shall be in default hereunder and Landlord shall have the right to recapture the Premises.
8.3. Conduct of Business/Employees A. The business conducted from the Premises shall be conducted (a) under the name "Fastraxx", "Fastraxx Las Vegas Indoor Karting", or "Fastraxx at the Strat" or such other name as may be used by all of Tenant's stores in the State of Nevada then operating under the name then in use at the Premises, unless another name is previously approved in writing by the Landlord, or unless another name is required by a court of law or governmental decree in compromise thereof; and (b) in such manner as shall comply with Section 8.2 of this Lease. Tenant shall keep the Premises open for business on such days, nights and hours as shall be set from time to time by Tenant with Landlord's approval which shall not unreasonably be withheld.
B. All employees at the Premises will be hired and supervised by Tenant. Tenant is responsible and liable to pay all wages, taxes, benefits, workers compensation and any other applicable state or federal taxes.
Tenant acknowledges that it may be required to use union labor in accordance with Landlord's contract with the Collective Bargaining
Agreement between Stratosphere Gaming Corporation and Culinary Workers
Union, Local 226 & Bartenders Union, Local 165. Tenant acknowledges that the Project includes a first-class hotel and that the maintenance of Landlord's and the Hotel's reputation and the goodwill of all of Landlord's guests and invitees is absolutely essential to Landlord and that any impairment thereof whatsoever will cause great damage to Landlord.
Tenant therefore covenants that it shall operate the Premises in accordance with the highest standards of honesty, integrity, quality and courtesy so as to maintain and enhance the reputation and goodwill of Landlord and the Hotel. Tenant agrees to properly train all employees and to continuously monitor the performance of each of Tenant's employees at the Premises to insure that such standards are consistently maintained. Tenant further agrees, as a material inducement to Landlord, that repeated failure to maintain such standards or repeated complaints from customers or guests which Landlord after consultation with Tenant determines have a factual basis shall be deemed a material breach of this Lease by Tenant and an event of default. Tenant acknowledges and agrees that the type and quality of the merchandise displayed and/or sold in the Premises and the furniture, fixtures and equipment within the Premises shall, at all times, be in keeping with and shall not be inconsistent with or detrimental to the image, appearance or operation of the Project and the services connected therewith.
8.4. Operating by Tenant.
Tenant covenants and agrees that it will not place or maintain any merchandise, vending machines or other articles which constitute unreasonable obstructions to the ingress to or egress from the Premises in any vestibule or entry of the Premises or outside the Premises; not permit any gaming or gaming devices in the Premises other than those provided by Landlord; not permit the sound emanating from the Premises to any other area of the Project to exceed levels acceptable to Landlord; store garbage, trash, rubbish and other refuse in rat-proof and insectproof containers inside the Premises, and remove the same frequently and regularly and, if directed by Landlord, by such means and methods and at such times and intervals as are designated by Landlord, all at Tenant's expense which expense shall be reasonable and competitive; not permit any objectionable advertising medium other than interior signs to be visible, outside the Premises; keep all mechanical equipment free of vibration and noise and in good working order and condition; not commit or permit waste or a nuisance upon the Premises; not permit or cause odors to emanate or be dispelled from the Premises; not solicit business in the Common Areas nor distribute advertising matter to, in or upon any Common Areas without prior written permission from Center management; use reasonable efforts to not permit the loading or unloading or the parking or standing of delivery vehicles outside any area designated thereof; not permit any use of vehicles which will interfere with the use of any Common Areas; comply with all laws, recommendations, ordinances, rules and regulations of governmental, public, private and other authorities and agencies, including those with authority over insurance rates, with respect to the use or occupancy of the Premises, and including but not limited to the Williams-Steiger Occupational Safety and Health Act, provided that
Landlord shall cause the roof, foundations and other structural portions of the Premises to comply with such laws, recommendations, rules, ordinances and regulations unless any changes to the structural portions of the Premises are occasioned by Tenant's particular use thereof; light the show windows of the Premises and all signs each night of the year for not less than one (1) hour after the Premises is permitted to be closed; not permit any noxious, toxic or corrosive fuel or gas, dust, dirt or fly ash on the Premises except within track area or storage area subject to Section 8.8;
not place a load on any floor in the Center which exceeds the floor load per square foot which such floor was designed to carry.
8.5. Potential Conflict.
Tenant acknowledges that Landlord has or will enter into other leases within the Center and that the products offered or sold hereunder may, during the term, create a conflict with the products offered or sold by such other lessees. In the event of a controversy between Tenant and Landlord or Tenant and the lessee or operator of any other business in the Center relating to the type or selling price of any product to be sold in, or from the Premises, Landlord shall have the sole right to resolve such controversy. In the event that Tenant fails or refuses to abide by the decision of Landlord, such failure or refusal shall be deemed a material breach and an event of default. Landlord shall have no obligation to commence any legal proceeding to enforce the provisions of this Section. Notwithstanding the foregoing, if Tenant disagrees with Landlord's decision Tenant, at Tenant's sole cost and expense (including all attorney's fees and costs that may be incurred by Landlord) may institute legal proceedings to resolve such controversy. If Tenant initiates a legal proceeding as permitted hereunder within twenty (20) days after Landlord's notice of its determination of controversy and Tenant diligently prosecutes such action to completion, Landlord will not exercise its remedies for default hereunder. Landlord shall not be required to join in any such legal proceedings unless the provisions of any Legal Requirement at the time in effect shall require that such legal proceedings be brought by and/or in the name of the Landlord, in which event Landlord shall join in such legal proceeding or permit the same to be brought in its name and shall without charge execute and deliver to Tenant all papers that Tenant may reasonably request for that purpose. Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any legal proceeding brought by Tenant. Tenant shall save harmless, indemnify (to the maximum extent permitted by law), and at such indemnitee's option, defend Landlord, Overlandlord and their respective agents, employees, members, officers, directors and mortgagees, if any, from and against any and all liability, loss, liens, claims, demands, judgments, damages, costs, expenses, fees (including reasonable attorneys' fees), fines, penalties, suits, judgments, proceedings, actions and causes of action of any and every kind and nature arising or growing out of or in any way connected with or arising from such legal proceedings brought by Tenant. Tenant shall promptly comply with any injunction issued against Landlord because of a conflict with another tenant regarding Tenant's use or is issued against Tenant or any of its subtenants, licensees, concessionaires or other occupants of the Premises. Tenant shall be required to comply with such injunction notwithstanding any other provision of this section and the failure to do so will constitute a material default hereunder and Landlord will be free to exercise its remedies hereunder regardless of the pendency of any action commenced by Tenant as permitted hereunder.
8.6. Storage.
Tenant shall store in the Premises only merchandise or equipment and other items that Tenant intends to sell at, in or from the Premises, or otherwise use in the provision of the services offered by Tenant within a reasonable time after receipt thereof.
8.7. Painting, Decorating, Displays, Alterations.
A. Tenant will not paint, decorate or change the architectural treatment of any part of the exterior of the Premises nor any part of the interior of the Premises visible from the exterior or make any structural alterations, additions or changes in the Premises without Landlord's written approval thereto, which approval shall not be unreasonably withheld or delayed by Landlord. Tenant will promptly remove any paint, decoration, alteration, addition or charges applied or installed without Landlord's approval and restore the Premises to an acceptable condition or take such other action with respect thereto as Landlord directs. B. Tenant will install and maintain at all times, subject to the other provisions of this
Section 8.7, merchandise displays in any show windows on the Premises; the arrangement, style, color and general appearance thereof and of displays in the interior of the Premises which are visible from the exterior, including, but not limited to, window displays, advertising matter, signs, merchandise and store fixtures, shall be maintained in keeping with Tenant's customary methods of so doing, as determined in the exercise of its reasonable business judgment. Tenant shall promptly remove any window display or other display visible from the exterior of the Premises that is not in keeping with the character of the Center, as determined by Landlord in its sole discretion.
8.8. Emissions and Hazardous Materials.
A Tenant shall not, without the prior written consent of Landlord, cause or knowingly permit, any Hazardous Material (hereinafter defined) to be brought or remain upon, kept, used, discharged, leaked, or emitted in or about, or treated at the Premises or cause or knowingly permit any Hazardous Materials to be brought or remain upon, kept, used, discharged, leaked, or emitted in or about, or treated at, the Center by Tenant or Tenant's agents, employees, contractors, vendors or others over which Tenant has a substantial amount of control. As used in this Lease, "Hazardous Material(s)" shall mean any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement, and shall include asbestos, petroleum products and the terms "Hazardous Substance" and "Hazardous Waste" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended in 42 U.S.C. Section 9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. ("RCRA"). Notwithstanding the foregoing, Landlord hereby consents to Tenant's use of the gasoline and oil used to power the karts and small quantities of cleaning fluids kept upon the Premises in connection with the permitted use of the Premises pursuant to Section 8.1 of this Lease, provided that such gasoline, oil and cleaning fluids are used, handled, transported, stored and disposed of in strict compliance with all applicable federal, state and local laws, statutes, rules, regulations, codes, ordinances and other governmental restrictions and requirements. To obtain Landlord's consent for any other Hazardous Materials, Tenant shall prepare an "Environmental Audit" for Landlord's review. Such Environmental Audit shall list: (1) the name(s) of each Hazardous Material and a Material Safety Data Sheet (MSDS) as required by the Occupational Safety and Health Act; (2) the volume proposed to be used, stored and/or treated at the Premises (monthly);
(3) the purpose of such Hazardous Material; (4) the proposed on-premises storage location(s); (5) the name(s) of the proposed off-premises disposal entity; and (6) an emergency preparedness plan in the event of a release of Hazardous Materials. Additionally, the Environmental Audit shall include copies of all required federal, state, and local permits concerning or related to the proposed use, storage, or treatment of any Hazardous Material(s) at the Premises. Tenant shall submit a new Environmental Audit whenever it proposes to use, store, or treat a new Hazardous Material at the Premises or when the volume of existing
Hazardous Materials to be used, stored, or treated at the Premises expands by ten percent (10%) during any thirty (30) day period. If
Landlord in its reasonable judgment finds the Environmental Audit acceptable, then Landlord shall deliver to Tenant Landlord's written consent. Notwithstanding such consent, Landlord may revoke its consent upon: (1) Tenant's failure to remain in full compliance with applicable environmental permits and/or any other requirements under any federal, state, or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement (including but not limited to CERCLA and RCRA) related to environmental safety, human health, or employee safety; (2) the Tenant's business operations pose or potentially pose a human health risk or other tenants; or (3) the Tenant expands its use, storage, or treatment of any Hazardous Material(s) in a manner inconsistent with the safe operation of a shopping center. Should Landlord consent in writing to Tenant bringing, using, storing or treating any Hazardous Material(s) in or upon the Premises or the Center, Tenant shall strictly obey and adhere to any and all federal, state or local laws, ordinances, orders, rules, regulations, codes or any other governmental restrictions or requirements (including but not limited to CERCLA and RCRA) which in any way regulate, govern or impact Tenant's possession, use, storage, treatment or disposal of said Hazardous Material(s). In addition, Tenant represents and warrants to Landlord that (1) Tenant shall apply for and remain in compliance with any and all federal, state or local permits in regard to Hazardous Materials; (2) Tenant shall report to any and all applicable governmental authorities any release by Tenant and/or any of Tenant's employees, agents, representatives or contractors of reportable quantities of any Hazardous Material(s) as required by any and all federal, state or local laws, ordinances, orders, rules, regulations, codes or any other governmental restrictions or requirements; (3) Tenant, within five
(5) days of receipt, shall send to Landlord a copy of any notice, order, inspection report, or other document issued by any governmental authority relevant to the Tenant's compliance status with environmental or health and safety laws; and (4) at the termination of this Lease, Tenant shall remove from the Premises all Hazardous Materials placed thereon by Tenant and/or any of Tenant's employees, agents, representatives or contractors and/or knowingly permitted thereon by Tenant. B. In addition to, and in no way limiting, Tenant's duties and obligations as set forth in Section
11.6 of this Lease, should Tenant breach any of its duties and obligations as set forth in this Section 8.8 of this Lease, or if the presence of any Hazardous Material(s) on the Premises results in contamination of the Premises, the Center, any land other than the Center, the atmosphere, or any water or waterway (including groundwater), or if contamination of the Premises or of the Center by any Hazardous Material(s) otherwise occurs for which Tenant is otherwise liable to Landlord for damages resulting therefrom, Tenant shall indemnify, save harmless and, defend Landlord, its contractors, agents, employees, partners, officers, manager, members, directors, and mortgagees, if any, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action, and losses of any and every kind and nature (including, without limitation, diminution in value of the Premises or the Center, damages for the loss or restriction on use of the rentable or usable space or of any amenity of the Premises or the Center, damages arising from any adverse impact on marketing space in the Center, and sums paid in settlement of claims and for attorney's fees, consultant fees and expert fees, which may arise during or after the Lease Term or any extension thereof as a result of such contamination). This includes, without limitation, costs and expenses, incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of Hazardous Material(s) on or about the Premises or the Center, or because of the presence of Hazardous Material(s) anywhere else which came or otherwise emanated from Tenant or the Premises. Without limiting the foregoing, if the presence of any Hazardous Material(s) on or about the Center caused or permitted by Tenant or on or about the Premises results in any contamination of the Premises or the Center, Tenant shall, at its sole expense, promptly take all actions and expense as are necessary to return the Premises and/or the Center to the condition existing prior to the introduction of any such Hazardous Material(s) to the Premises or the Center; provided, however, that Landlord's approval of such actions shall first be obtained in writing.
8.9. Sales and Dignified Use.
No public or private auction or any "fire," "going out of business," bankruptcy or similar sales or auctions shall be conducted in or from the Premises and the Premises shall not be used except in a dignified and ethical manner consistent with the general high standards of merchandising in the Center and not in a disreputable or immoral manner and not in violation of national, state or local laws. Tenant shall not sell, give away or furnish any goods or devices which Landlord in Landlord's sole discretion deems to be drug paraphernalia, pornographic, in extremely bad taste or detrimental to the character of the Project or to Landlord.
8.10. Gaming Authorities.
If at any time (a) Tenant or any person associated in any way with Tenant is denied a license, found unsuitable, or is denied or otherwise unable to obtain any other Approval (as defined herein) with respect to the Premises, the Center or the Project by the Nevada Gaming Commission or any other agency or subdivision of the State of Nevada, or any other agency or subdivision thereof or any other government regulating gaming (collectively "Gaming Authorities"), is required by any Gaming Authority to apply for an Approval and does not apply within any required time limit, as the same may be extended by such Gaming Authority, withdraws any application for Approval other than upon a determination by the applicable Gaming Authority that such Approval is not required, and if the result of the foregoing has or would have an adverse effect on Landlord or any Affiliate (as defined herein) of Landlord or does or would materially delay obtaining any Approval; or (b) any Gaming Authority commences or threatens to commence any suit or proceeding against Landlord or any Affiliate of Landlord or to terminate or deny any Approval of Landlord or any Affiliate of Landlord as a result of Tenant or any person associated with Tenant (all of the foregoing events described in (a) and (b) above are collectively referred to as a "Denial"), Landlord may terminate this Lease by written notice to Tenant; provided, however, that if Landlord exercises its right to terminate this Lease pursuant to this Section solely as the result of an association of Tenant or any person associated with Tenant which is the subject of a Denial, this Lease shall not terminate if Tenant ends such association within thirty (30) days of such notice of termination or within such longer period of time, if any, as the Gaming Authority gives for terminating such association. Tenant and all such persons associated with Tenant shall promptly, and in all events within any time limit established by law, regulation or such Gaming Authority, furnish each Gaming Authority any information requested by such Gaming Authority and shall otherwise fully cooperate with all Gaming Authorities. A person shall be deemed associated with Tenant if that person directly or indirectly owns any equity interest in Tenant, any equity interest in such person is directly or indirectly owned by Tenant, any equity interest in such person is directly or indirectly owned by a person directly or indirectly having an equity interest in Tenant (all of the foregoing are hereinafter referred to as "Tenant Affiliates"), such person is employed by Tenant or a Tenant Affiliate, is an officer, director or agent of Tenant or a Tenant Affiliate, or has the power to exercise a significant influence over Tenant or a Tenant Affiliate. Tenant represents to Landlord that neither Tenant, nor, to the best of Tenant's knowledge, any person associated with Tenant, is unwilling to file all necessary applications to obtain whatever Approvals may be required of such persons in connection with the lease. To the best of Tenant's knowledge, neither Tenant nor any person associated with Tenant has ever engaged in any conduct or practices that any of the foregoing persons should reasonably believe would cause such person or entity to be denied any Approval. The term "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or any officer, director, trustee or general partner of either of such persons. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise. "Approval" means any license, finding of suitability or any other approval or permit by or from the Gaming Authorities.

ARTICLE 9
MAINTENANCE OF LEASED PREMISES
9.1. Maintenance by Landlord.
Landlord agrees to keep in good structural order, condition and repair the exterior walls, floor and roof of the Premises, except for reasonable wear and tear and except for any damage thereto caused by any act or negligence of Tenant or its agents, employees, servants, contractors, subtenants, licensees, customers or business invitees.
Landlord shall keep or cause to be kept at Landlord's sole cost and expense, the foundations, utility systems outside the Premises that serve the Premises, and structural portions of the walls of the Premises in good order, repair and condition (including doing such things as are necessary to cause the roof, foundation and structural portions of the Premises to comply with applicable laws, rules, ordinances, regulations and orders, unless any change thereto is necessitated by Tenant's particular use of the Premises). Landlord shall commence required repairs as soon as reasonably practicable after receiving written notice from Tenant thereof. This Section 9.1 shall not apply in case of damage or destruction by fire or other casualty or condemnation or eminent domain. The obligations of Landlord shall be controlled by Articles 15 and 16 in the event of fire, casualty, condemnation or eminent domain. Except as provided in this
Section 9.1, Landlord shall not be obligated to make repairs, replacements or improvements of any kind upon the Premises, or to any equipment, merchandise, stock in trade, facilities or fixtures therein, all of which shall be Tenant's responsibility, but Tenant shall give Landlord prompt written notice of any accident, casualty, damage or other similar occurrence in or to the Premises or the Common Areas of which Tenant has knowledge.
9.2. Maintenance by Tenant.
Tenant shall at all times keep the Premises (including all entrances and vestibules) and all partitions, window and window frames and moldings, glass, store fronts, the interior and exterior of all doors, all door openers, fixtures, equipment and appurtenances thereof (including lighting, heating, electrical, plumbing, ventilating and air conditioning fixtures and systems and other mechanical equipment and appurtenances), all parts of the Premises, and Tenant's improvements, in good order, condition and repair and in a clean, orderly, sanitary and safe manner, damage by casualty excepted (including, but not limited to, doing such things as are necessary to cause the Premises to comply with applicable laws, ordinances, rules, regulations and orders of governmental and public bodies and agencies, such as but not limited to the Williams-Steiger Occupational Safety and Health Act and the Americans with Disabilities
Act, except as provided in Section 9.1 above). If Tenant fails to perform its obligations hereunder, Landlord without notice may but shall not be obligated to, perform Tenant's obligations or perform work resulting from Tenant's acts, actions or omissions and add the cost of the same to the next installment of Minimum Monthly Rent due hereunder to be repaid in full.
9.3. Surrender of Premises.
At the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises in good condition and repair and damage by casualty excepted, and deliver all keys for, and all combinations on locks, safes and vaults in, the Premises to Landlord at Landlord's notice address as specified in Section 24.7 or, at Landlord's option, to the office of the Center's general manager.

ARTICLE 10
SIGNS, AWNINGS, CANOPIES, FIXTURES, ALTERATIONS
10.1. Fixtures.
All fixtures installed by Tenant shall be new unless Landlord grants consent for the use of used fixtures (such as ready built bar, like-new tables, chairs, glass display cases, track barriers, stairways, escalators, etc.).
10.2. Removal and Restoration by Tenant.
All alterations, changes and additions and all improvements, including Leasehold improvements, made by Tenant, or made by Landlord on Tenant's behalf, whether part of Tenant's Work or not and whether or not paid for wholly or in part by Landlord, shall remain Tenant's property for the Lease Term. Any alterations, changes, additions and improvements shall immediately upon the termination of this Lease become Landlord's property, be considered part of the Premises, and not be removed at or prior to the end of the Lease Term without Landlord's written consent.
If Tenant fails to remove any shelving, decorations, equipment, trade fixtures or personal property from the Premises prior to the end of the Lease Term, they shall become Landlord's property and Tenant shall repair or pay for the repair of any damage done to the Premises resulting from removing same, but not for painting or redecorating the Premises.
10.3. Tenant's Liens.
Tenant shall not suffer any mechanics' or materialmen's lien to be filed against the Premises or the Center by reason of work, labor, services or materials performed or furnished to Tenant or anyone holding any part of the Premises under Tenant. Tenant agrees that it will make full and prompt payment of all sums necessary to pay for the costs of Tenant's Work, all repairs and permitted alterations, improvements, changes and other work done by or for the benefit of Tenant in or to the Premises and further agrees to indemnify and save harmless Landlord from and against any and all costs and liabilities incurred by Landlord against any and all construction, mechanics', materialmen's, laborers' and other statutory or common law liens arising out of or from such work, or the cost thereof, which may be asserted, claimed or charged against all or any part of the Premises or the Center, provided that this shall not prevent Tenant from disputing any claim. Notwithstanding anything to the contrary set forth in this Lease, the interest of Landlord, Over landlord or any other party with an interest in all or any part of the Premises, the Center or the Project shall not be subject to any liens of any kind for improvements or work made or done by or at the instance, or for the benefit, of Tenant whether or not the same shall be made or done by or at the permission or by agreement between Tenant and Landlord, and it is agreed that in no event shall Landlord, or the interest of Landlord, Over landlord or any other party with an interest in the Premises, the Center, the Project or any portion thereof, be liable for or subjected to construction, mechanics', materialmen's, laborers' or other statutory or common law liens for improvements or work made or done by or at the instance of Tenant, or which Tenant is responsible for payment under the terms hereof or otherwise, and all persons dealing with or contracting with Tenant or any contractor of Tenant are hereby put on notice of these provisions. In the event any notice, claim or lien shall be asserted or recorded against the interest of Landlord, Over landlord or any other party with in an interest in all or any part of the Premises, the Center or the Project, or any portion thereof, on the account of or extending from any improvement or work made or done by or at the instance, or for the benefit, of Tenant, or any person claiming by, through or under Tenant, or from any improvement or work the cost of which is the responsibility of Tenant, then Tenant agrees to have such notice, claim or lien canceled, discharged, released or transferred to other security in accordance with applicable Nevada statutes within thirty (30) days after the filing thereof (or such shorter period of time as may be reasonably required under the circumstances if Landlord's, Over landlord's or any of their respective mortgagee's interest in the Premises, the Center or the Project is in immediate jeopardy as a result of or arising out of such lien). In the event of Tenant's failure to release of record any such lien within the aforesaid period, Landlord may remove said lien by paying the full amount thereof or by bonding or in any other manner Landlord deems appropriate, without investigating the validity thereof, and irrespective of the fact that Tenant may contest the propriety or the amount thereof, and Tenant, upon demand, shall pay Landlord the amount so paid out by Landlord in connection with the discharge of said lien, together with interest thereon at the rate set forth in Section 4.2 herein and reasonable expenses incurred in connection therewith, including reasonable attorneys' fees, which amounts are due and payable to Landlord as Additional Rent on the first day of the next following month. Nothing contained in this Lease shall be construed as consent on the part of Landlord to subject Landlord's estate in the Premises to any lien or liability under the lien laws of the State of Nevada. Tenant's obligations to observe and perform any of the provisions of this
Section 10.3 shall survive the expiration of the Lease Term or the earlier termination of this Lease. Landlord shall have the right to post and maintain on the Premises any notices of non-responsibility provided for under applicable laws. Tenant may not create or suffer to be created a security interest or other lien against any improvements, additions or other construction made by Tenant in or to the Premises or against any equipment or fixtures installed by Tenant other than Tenant's personal property without Landlord's prior written consent.
10.4. Signs, Awnings and Canopies.
Tenant will not place or permit on any exterior door or window or any wall of the Premises or otherwise, any sign, awning, canopy, advertising matter, decoration, lettering or other thing of any kind without Landlord's prior approval. Landlord agrees to make space available for Tenant's signage on the front of the building, inside the casino, and at the top and bottom of the escalators within Phase I of the Center. Tenant shall submit drawings of all proposed signs for Landlord's prior approval. Landlord shall have the right to relocate such signs at Landlord's expense. Any signs, notices, logos, pictures, names, or advertisements that are installed by or for Tenant without Landlord's approval may be removed without notice by Landlord at Tenant's expense.